Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 18, 2005
FOR FURTHER INFORMATION
CONTACT SHANNON FRANKO
(219) 853-7585
NorthWest Indiana Bancorp Names
Joel Gorelick President and Chief Administrative Officer
     Munster, Indiana—David A. Bochnowski, Chairman and Chief Executive Officer of the NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that Joel Gorelick has been elected President and Chief Administrative Officer of the Bancorp and its subsidiary, Peoples Bank.
     “With nearly $600 million in assets, Peoples Bank continues to be a growing, dynamic community bank in Northwest Indiana. Our strategic success requires an adjustment to our management model as Peoples extends our market presence, products, and services to our consumer and commercial customers. In his new position as President of Peoples, Joel Gorelick adds value to our commitment to deliver the best possible banking, lending, and investing experience to our customers and community,” Bochnowski said.
     Bochnowski noted that as Chairman and Chief Executive Officer he would continue to have responsibility for the Bank’s strategic direction including a focus on enhancing brand awareness and market share. Gorelick will have responsibility for daily activities including asset formation, funds acquisition, operations and information technology, financial reporting and controls, and trust activities.
     “Joel Gorelick and I have worked side by side for the last twenty three years and he has made a significant difference in the success of Peoples Bank. Anyone who has worked with Joel at Peoples, or in his many community activities, knows that he is a person of integrity with a strong personal commitment to excellence. Joel has exceptional banking talent and leadership ability that provide the synergy necessary for Peoples to reach the next level of growth and performance,” Bochnowski said.
     Gorelick, a native of Hammond, began his banking career in 1971 and joined Peoples in 1983 and most recently served as Executive Vice President for the Banking and Lending Group. A graduate of Ball State University, he earned his Masters Degree in Business Administration from Indiana University and also completed the Graduate School of Banking at the University of Wisconsin. Prior to beginning his banking career he served in the United States Marine Corps.
     Gorelick has been active in numerous community activities including the Boys and Girls Club of Northwest Indiana, the Regional Development Corporation, the Lake County Economic Development Corporation and the Merrillville Rotary. He and his wife Marcia and their two sons, Jeremy and Dustin, reside in Schererville.